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                                                                    Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Barr Laboratories, Inc. on Form S-3 of our report dated August 7, 2000, May 2, 2001, as to Note 1 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 1), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our report dated August 7, 2000, May 2, 2001, as to Note 1 appearing in the Annual Report on Form 10-K/A of Barr Laboratories, Inc. for the year ended June 30, 2000, and to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Stamford, Connecticut
May 3, 2001